Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-275889 and 333-260839 on Form S-3, and Registration Statement Nos. 333-260332 and 333-277766 on Form S-8 of our report dated March 12, 2026 relating to the financial statements of Vivid Seats Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 12, 2026